Exhibit 2



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                                  STOCK AGREEMENT


                                  by and between


                               Micro Warehouse, Inc.


                                        and


                 Kenneth and Roberta Eldred Revocable Trust U/T/A

                                        and

                 Eldred 1995 Charitable Remainder Unit Trust U/T/A





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                         Dated as of November 30, 1995

                   ----------------------------------------







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                               Table of Contents


                                                                     Page

1. Option . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .    1
     1.1  Option  . . . . . . . . . . . . . . . . . . . . . . .  . .    1
     1.2  Prohibited Transfers  . . . . . . . . . . . . . . . .  . .    4

2. Representations and Warranties of each of the Stockholders .  . .    4
     2.1  Authorization, Validity and Effect of Agreement . . .  . .    4
     2.2  No Conflict; Required Filings and Consents  . . . . .  . .    4
     2.3  Ownership of Owned Shares . . . . . . . . . . . . . .  . .    5
     2.4  Purchase Not for Distribution . . . . . . . . . . . .  . .    5
     2.5  No Brokers  . . . . . . . . . . . . . . . . . . . . .  . .    5

3. Representations and Warranties of Parent . . . . . . . . . .  . .    5
     3.1  Authorization, Validity and Effect of Agreement . . .  . .    5
     3.2  No Conflict; Required Filings and Consents  . . . . .  . .    5
     3.3  Purchase Not for Distribution . . . . . . . . . . . .  . .    6
     3.4  No Brokers  . . . . . . . . . . . . . . . . . . . . .  . .    6
     3.5  Issuance of Parent Common Shares  . . . . . . . . . .  . .    6

4. Certain Covenants  . . . . . . . . . . . . . . . . . . . . .  . .    6
     4.1  Voting of Shares  . . . . . . . . . . . . . . . . . .  . .    6
     4.2  No Solicitation . . . . . . . . . . . . . . . . . . .  . .    7
     4.3  Transfer of Shares  . . . . . . . . . . . . . . . . .  . .    7
     4.4  Registration Rights and Indemnification . . . . . . .  . .    7
     4.5  Delivery on Exercise  . . . . . . . . . . . . . . . .  . .   11
     4.6  Tax-Free Reorganization . . . . . . . . . . . . . . .  . .   11

5. General Provisions . . . . . . . . . . . . . . . . . . . . .  . .   11
     5.1  Notices . . . . . . . . . . . . . . . . . . . . . . .  . .   11
     5.2  Assignment; Binding Effect  . . . . . . . . . . . . .  . .   12
     5.3  Entire Agreement  . . . . . . . . . . . . . . . . . .  . .   12
     5.4  Governing Law . . . . . . . . . . . . . . . . . . . .  . .   12
     5.5  Amendments  . . . . . . . . . . . . . . . . . . . . .  . .   12
     5.6  Counterparts  . . . . . . . . . . . . . . . . . . . .  . .   12
     5.7  Headings  . . . . . . . . . . . . . . . . . . . . . .  . .   12
     5.8  Interpretation  . . . . . . . . . . . . . . . . . . .  . .   12
     5.9  Severability  . . . . . . . . . . . . . . . . . . . .  . .   13
     5.10 Termination . . . . . . . . . . . . . . . . . . . . .  . .   13
     5.11 Specific Performance and Attorney Fees  . . . . . . .  . .   13



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                                Stock Agreement

     Stock Agreement (this "Agreement"), dated as of November 30, 1995, by and between Micro Warehouse, Inc., a Delaware corporation ("Parent"), and Kenneth A. Eldred and Roberta E. Eldred, trustees of the Kenneth and Roberta Eldred Revocable Trust U/T/A, dated November 28, 1983, as amended as of January 19, 1990 (the "Revocable Trust"), and Kenneth A. Eldred, trustee of the Eldred 1995 Charitable Remainder Unit Trust U/T/A, dated as of September 14, 1995 (the "Charitable Trust")(each of the Revocable Trust and the Charitable Trust being a "Stockholder" and collectively the "Stockholders").


                                   Recitals

          A. Parent, Micro Warehouse, Inc., Indigo Holding Company, Inc. a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Inmac Corp., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), pursuant to which the parties thereto have agreed, on the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger").

          B. As of the date hereof, each of the Revocable Trust and the Charitable Trust is the record, beneficial and pecuniary owner of, and has the sole right to vote and dispose of, 1,954,235 shares and 800,000 shares, respectively, (the "Owned Shares") of Common Stock, par value $.01 per share, of the Company ("Company Common Shares").

          C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that simultaneously with the execution of the Merger Agreement the Stockholders agree, and the Stockholders are willing to agree, to the matters set forth herein.


                                   1. Option

          1.1  Option.  (a)  Each of the Stockholders hereby grants to Parent
               ------
an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, all of the Owned Shares, together with
(i) any additional shares of capital stock of the Company which such Stockholder is or becomes entitled to receive from the Company by reason of being a record holder of the Owned Shares, (ii) any securities or other property into which any such Owned Shares shall have been or shall be converted or changed (other than Parent Common Shares (as defined below)), whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (iii) any additional Company Common Shares acquired by such Stockholder as the result of such Stockholder exercising an option, warrant or other right to acquire shares of capital stock from the Company (all of the foregoing hereinafter collectively referred to as the "Additional Owned Shares"), and (iv) any shares of capital stock referred to in clauses (i), (ii), and (iii) above that are issued or issuable in respect of Additional Owned Shares (the Owned Shares, the Additional Owned Shares and any securities referred to in clause
(iv) above hereinafter collectively referred to as the "Option Shares").



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          (b)  Subject to the conditions set forth in Section 1.1(h), the
Option may be exercised in whole but not in part by notice given by Parent to each Stockholder on or subsequent to the date of receipt of an Alternative Proposal (as defined in the Merger Agreement) by the Company or its stockholders and at any time prior to the termination of this Agreement as provided in Section 5.10.

          (c) In the event Parent wishes to exercise the Option, Parent first will send a written notice to each Stockholder specifying a place, date (not less than two and more than five business days from the date such notice is given) and time for the closing of the purchase of the Option Shares (the "Closing"). Parent will send a copy of any such notice to the Company at the address set forth in the Merger Agreement.

          (d) The total price payable to a Stockholder upon exercise of the Option will be the number of shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Share") equal to the product of (i) the Conversion Rate (as defined in the Merger Agreement) calculated using the date of exercise of the Option in lieu of the Closing Date (as defined in the Merger Agreement) and (ii) the number of Option Shares to be purchased upon such exercise; provided, however, that if any additional shares of capital stock of the Company or any of its Subsidiaries (as defined in the Merger Agreement) are issued by the Company or any of its Subsidiaries or any of their respective successors, other than those set forth in Section 4.3 to the Merger Agreement (the "Excess Shares"), the total number of Parent Common Shares payable to such Stockholder for all of the Option Shares, including any Excess Shares owned beneficially or of record by such Stockholder, will be the number of Parent Common Shares equal to the product of (A) the Conversion Rate and (B) the total number of Option Shares, less the total number of Excess Shares owned beneficially or of record by such Stockholder.

          (e) At the Closing, each Stockholder will deliver to Parent a certificate or certificates representing the Option Shares, duly endorsed for transfer or accompanied by appropriate stock powers, duly executed in blank, and Parent will issue or deliver to such Stockholder a certificate representing the number of Parent Common Shares to which such Stockholder is entitled pursuant to Section 1.1(d). Parent agrees to exercise the Option only in states where there are no transfer taxes.

          (f) In the event that (i) the Option has been exercised, (ii) the Merger has not been consummated, (iii) within one year after the exercise of the Option Parent sells the Option Shares to, or the Company enters into an agreement providing for a merger, consolidation or transaction involving any purchase of all or any significant portion of the assets or equity interests of the Company (the events referred to in this clause (iii) are hereinafter referred to as a "Transaction"), with, a third party (other than an affiliate of Parent), and (iv) the Transaction closes within one year thereafter, Parent will notify each Stockholder, within two business days of such event, of the receipt of proceeds paid to Parent in a Transaction with respect to the Option Shares, and Parent will pay to the Stockholders within five business days after its receipt of such proceeds, by delivery of a certified check or an official bank check in immediately available funds payable to each of the Stockholders or by wire transfer of immediately available funds to an account specified in writing by each of the Stockholders, an amount in cash or in kind (in accordance with the consideration paid in the Transaction) equal to one-half of the excess (if any) of (A) the total consideration received by Parent or its affiliates with respect to the Option Shares upon the closing of a Transaction over (B) the total consideration received by the Stockholders pursuant to Section 1.1(d) hereof upon exercise of the Option. For purpose of this Section 1.1(f), any non-cash consideration will be valued as follows: (1) any publicly traded securities (other than Parent Common Shares) will be valued at the average of the closing prices for such securities for the 20 trading days ending five days prior to the date of the closing of the Transaction and (2) any non-cash consideration other than publicly traded securities will be valued at its fair market value; in the event Parent and the Stockholders cannot agree on the fair market value, Parent and the Stockholders will, in good faith, mutually select an appraiser, whose determination will be final and binding, with the expenses of the appraiser being shared equally by Parent and the Stockholders.



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          (g)  In the event that (i) the Option has been exercised, (ii) the
Merger is consummated, and (iii) Parent has increased the price per share reflected in the numerator of the Conversion Rate (the "New Conversion Rate"), Parent will issue to the Stockholders contemporaneously with the issuance of shares pursuant to Section 3.2 of the Merger Agreement, a number of Parent Common Shares equal to one-half of the excess of (A) Parent Common Shares calculated using the New Conversation Rate over (B) the Parent Common Shares calculated using the Conversion Rate applicable to the Stockholders upon exercise of the Option.

          (h) The obligations of Parent and each of the Stockholders to consummate the purchase and sale of the Option Shares pursuant to this
Section 1.1 will be subject to the fulfillment of the following conditions, if applicable:

               (i) The expiration or termination of the waiting period applicable to the consummation of such transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); and

              (ii) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

Each of the parties will promptly make, and cause each of their respective affiliates to make, all such filings and take all such actions as may be reasonably required in order to permit the lawful exercise of the Option, as promptly as possible, including without limitation the filing contemplated by this Section 1.1(h).

          1.2  Prohibited Transfers.    Neither of the Stockholders will
               --------------------
during the term of the Option, except pursuant to this Agreement or the Merger Agreement (a) sell, pledge or otherwise dispose of any Option Shares or any interest therein, (b) deposit any Option Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Option Shares or grant any proxy with respect thereto, or (c) enter into any



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contract, option or other arrangement or undertaking with respect to the foregoing or the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Common Shares or any interest therein.

         2. Representations and Warranties of each of the Stockholders

          Each of the Stockholders hereby represents and warrants to Parent as follows:

          2.1  Authorization, Validity and Effect of Agreement.  This
               -----------------------------------------------
Agreement has been duly executed and delivered by each of the Stockholders and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          2.2  No Conflict; Required Filings and Consents.  (a)  The
               ------------------------------------------
execution and delivery of this Agreement by each of the Stockholders does not, and the consummation by each of the Stockholders of the transactions contemplated hereby will not, (i) subject to making the filings and obtaining the approvals identified in Section 2.2(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either of the Stockholders or by which either of the Stockholders or any Option Shares is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Option Shares pursuant to any contract, agreement or other instrument or obligation to which either of the Stockholders is a party or by which either of the Stockholders or any property or asset of the Stockholders is bound or affected.

          (b) The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement and the consummation by the Stockholders of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the notification requirements under the HSR Act.

          2.3  Ownership of Owned Shares.  Each of the Stockholders is the
               -------------------------
sole record and beneficial owner of the Owned Shares, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than the Option), proxies, stockholder agreements or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares or any interest therein) except pursuant to this Agreement. The Owned Shares constitute collectively all of the Company Common Shares in which the Stockholders have a beneficial and pecuniary interest.

          2.4  Purchase Not for Distribution.  The Parent Common Shares to be
               -----------------------------
acquired upon exercise of the Option will be so acquired without a view to the public



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distribution thereof except when registered as contemplated herein and such shares will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in compliance with applicable state securities laws.

          2.5  No Brokers.  Neither of the Stockholders have entered into any
               ----------
contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  3. Representations and Warranties of Parent

          Parent hereby represents and warrants to the Stockholders as follows:

          3.1  Authorization, Validity and Effect of Agreement.  Parent has
               -----------------------------------------------
the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          3.2  No Conflict; Required Filings and Consents.    (a)  The
               ------------------------------------------
execution and delivery of this Agreement by Parent do not, and the consummation by Parent and of the transactions contemplated hereby will not,
(i) conflict with or violate the certificate of incorporation or by-laws of Parent, (ii) subject to making the filings and obtaining the approvals identified in Section 3.2(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Schedule 4.6(a) of the Merger Agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent pursuant to, any contract, agreement or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected.

          (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation by Parent of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act and (ii) the notification requirements under the HSR Act.

          3.3  Purchase Not for Distribution.  The Option and the securities
               -----------------------------
to be acquired upon exercise of the Option (the "Acquired Shares") are and will be acquired by Parent without a view to the public distribution thereof and the Acquired Shares will not be



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transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

          3.4  No Brokers.  Parent has not entered into any contract,
               ----------
arrangement or understanding with any person or firm which may result in the obligation of the Stockholders to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.5  Issuance of Parent Common Shares.  The Parent Common Shares to
               --------------------------------
be paid to the Stockholders upon exercise of the Option pursuant to this Agreement will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.


                             4. Certain Covenants


          4.1  Voting of Shares.  (a) Each of the Stockholders will, with
               ----------------
respect to (i) all Owned Shares and (ii) any other Option Shares that it owns of record or beneficially on the record date for voting at the meeting of the stockholders called to consider and vote upon the Merger (the "Stockholders' Meeting"), vote or cause to be voted such Option Shares (or execute or cause to be executed written consents with respect to such Option Shares) (A) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) against any Alternative Proposal (as defined in the Merger Agreement), and (C) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Stockholders' Meeting. The Stockholders acknowledge receipt and review of a copy of the Merger Agreement.

          (b) Following the acquisition of the Option Shares by Parent upon the exercise of the Option, Parent will, with respect to the Option Shares that it owns of record or beneficially on the record date for the Stockholders' Meeting, vote or cause to be voted such Option Shares (or execute or cause to be executed written consents with respect to such Option Shares) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement,
(ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Stockholders' Meeting.

          4.2  No Solicitation.  Prior to the Effective Time (as defined in
               ---------------
the Merger Agreement), (a) neither of the Stockholders will (except Kenneth
A. Eldred in his capacity as a director of the Company and then only to the extent permitted in the Merger Agreement), and will cause its agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or



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have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, and (b) the Stockholders will notify Parent orally and in writing immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

          4.3  Transfer of Shares.  Prior to the Effective Time or, if
               ------------------
earlier, the termination of the Merger Agreement in accordance with its terms, neither of the Stockholders will directly or indirectly, through any affiliate or associate, sell, assign, transfer, pledge or otherwise dispose of or acquire, or enter into any put, call or other contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of any Parent Common Shares.

          4.4  Registration Rights and Indemnification.  (a) As promptly as
               ---------------------------------------
practicable after the exercise of the Option, Parent shall file, and thereafter use its reasonable best efforts to cause to become and to remain effective, for so long as neither of the Stockholders may not resell free of restrictions without registration under the Securities Act the Parent Common Shares, if any, delivered to the Stockholders pursuant to Section 1.1(d) (the "Parent Stock"), a registration statement (the "Registration Statement") registering the resale by each of the Stockholders of the Parent Stock; provided, however, that Parent shall in no event be required to cause such
--------  -------
Registration Statement to remain in effect beyond the second anniversary of the date of exercise of the Option, and (b) the Stockholders will promptly notify Parent when all shares subject to such registration shall have been earlier sold or otherwise disposed of by the Stockholders. For so long as Parent is required to cause such Registration Statement to remain in effect, Parent shall use its reasonable best efforts to cause the Parent Stock to be
(i) registered or qualified (to the extent not exempt from such registration or qualification) for sale under the blue sky laws of such states as Seller may reasonably request and (ii) listed on the Nasdaq National Market or other nationally recognized exchange. All costs and expenses related to such registration and listing (excluding any of such Stockholder's related or unrelated costs and expenses) shall be borne by Parent. Parent will provide the Stockholders with such number of copies of the Prospectus as the Stockholders may reasonably request, including all amendments and supplements thereto that are necessary so that the Registration Statement and Prospectus at the time of each sale of stock by the Stockholders is not false or misleading with respect to any material fact and does not omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

          (b) For the first 90 days upon effectiveness of the Registration Statement, the Stockholders may distribute Parent Stock without any restrictions. Thereafter, if Parent determines in good faith that the distribution of Parent Stock (i) would materially impede, delay or interfere with any pending financing, acquisition, corporate reorganization or other significant transaction involving Parent or (ii) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect Parent, and, in the case of clause (ii), Parent is concurrently forbidding purchases or sales in the open market by senior executives of Parent, Parent will promptly give the stockholder written notice of such determination and will be entitled to postpone the distribution of Parent Stock



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for a reasonable period of time not to exceed two periods of 60 calendar days in any one year (a "Blackout Period"). Parent will promptly notify the Stockholders of the expiration or earlier termination of a Blackout Period. Further, the Stockholders will not engage in a distribution of Parent Stock during any window period during which Parent is concurrently forbidding purchases or sales in the open market by senior executives of Parent in connection with its existing company policy in connection with the preparation and filing of Parent's Exchange Act reports provided such forbidden window period may not exceed forty-five (45) days for each calendar quarter.

          (c) Parent will indemnify and hold harmless each of the Stockholders and its agents against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, disbursements and expenses) incurred by it pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (A) any violation by Parent (or its officers, directors or controlling persons) of any federal or state law, rule or regulation applicable to Parent and relating to any action required or inaction by Parent (or such other person) in connection with or relating to any Registration Statement, (B) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (C) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to Parent by such indemnified party or its counsel expressly for use therein. In connection with an underwritten offering, Parent will indemnify the underwriters thereof, their officers, directors, agents, trustees and each person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Stockholders. Notwithstanding the foregoing provisions of this Section 4.4(c), Parent will not be liable to the Stockholders (or any agent thereof), any person who participates as an underwriter in the offering or sale of Parent Stock or any other person, if any, who controls underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under the indemnity agreement in this Section 4.4(c) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of either of the Stockholders' or such other person's failure to send or deliver a copy of the final Prospectus to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Parent Stock to such person if such statement or omission was corrected in such final Prospectus and Parent had previously furnished copies thereof to the Stockholders or such other person in accordance with this Agreement.

          (d) In connection with the Registration Statement, the Stockholders will furnish to Parent in writing such information, including the name, address and the amount of Parent Stock held by such Stockholder, as Parent reasonably requests for use in such Registration Statement or the related Prospectus and will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.4(c)) Parent or any underwriter, as the case may be, and any of their respective affiliates, directors, officers, agents, trustees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange
Act), against any losses, claims, damages, liabilities and expenses resulting from (A) any violation by either of the Stockholders (or their agents), of any federal or state law, rule or regulation relating to action required of or inaction by either of the Stockholders (or such other person) in connection with their offer and sale of Parent Stock and (B) any untrue or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact required to be stated in, such Registration Statement or Prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to the Stockholders furnished in writing to Parent by the Stockholders or their agent or counsel specifically for inclusion therein. Each of the



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Stockholders' indemnification obligations under this Section 4 shall be limited to an amount not to exceed the net proceeds received by such Stockholder upon the sale of Parent Common Stock pursuant to the Registration Statement.

          (e) Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification will not affect the obligations of the indemnifying party pursuant to this
Section 4.4 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who may not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist, based on the written opinion of counsel, between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party will be obligated to pay the reasonable fees and expenses of such additional counsel. No indemnifying party, in defense of any such action, suit, proceeding or investigation, may, except with the consent of each indemnified party, consent to the entry of any judgment or entry into any settlement (which consent will not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, suit, proceeding or investigation to the extent the same is covered by the indemnity obligation set forth in this
Section 4.4. No indemnified party may consent to entry of any judgment or enter into any settlement without the consent of each indemnifying party (which consent will not be unreasonably withheld).

          (f) If the indemnification from the indemnifying party provided for in this Section 4.4 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 4.4(e), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4(f) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this
Section 4.4(f), the indemnifying parties will indemnify each indemnified party to the full extent provided in Section 4.4(c) or 4.4(d), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this
Section 4.4(f).

          (g) The provisions of this Section 4.4 will be in addition to any liability which any indemnifying party may have to any indemnified party and will survive the termination of this Agreement.

          4.5  Delivery on Exercise.  Upon exercise of the Option, counsel
               --------------------
satisfactory to Parent shall deliver an opinion to Parent to the effect that the Stockholders have the authority to sell the Option Shares and that such sale will not violate the terms of the trust agreements.

          4.6  Tax-Free Reorganization.  The parties hereto intend that the
               -----------------------
exchange of the Company Common Shares for the Parent Common Shares pursuant to the exercise of the Option and completion of the transactions contemplated by the Merger Agreement shall be treated as an exchange pursuant to a reorganization within the meaning of Section 354 and 368(a)(1) of the Internal Revenue Code of 1986 and shall report the transactions accordingly for all purposes.

                            5.  General Provisions

          5.1  Notices.  Any notice required to be given hereunder will be
               -------
sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

If to Parent:                          If to the Stockholders:

Micro Warehouse, Inc.                  Kenneth A. Eldred
535 Connecticut Avenue                 Roberta E. Eldred
Norwalk, CT 06854                      1075 Westridge Drive
Attention:  Bruce L. Lev               Portola Valley, CA 94025
Fax No.:  (203) 899-4203               Fax No.:  (415) 851-8370

With copies to:                        With copies to:

Jones, Day, Reavis & Pogue             Christopher Ream, Esq.
901 Lakeside Avenue                    1717 Embarcadero Road
Cleveland, OH 44114-1116               Palo Alto, CA 94303
Attention:  Paul T. Ruxin              Fax No.:  (415) 857-1288
Fax No.:  (216) 579-0212


or to such other address as any party shall specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          5.2  Assignment; Binding Effect.  Neither this Agreement nor any of
               --------------------------
the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise).
This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          5.3  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

          5.4  Governing Law.  This Agreement will be governed by and
               -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          5.5  Amendments.  This Agreement may not be amended except by an
               ----------
instrument in writing signed on behalf of the parties hereto.

          5.6  Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than both, but together signed by all of the parties hereto.

          5.7  Headings.  Headings of the Articles and Sections of this
               --------
Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

          5.8  Interpretation.  In this Agreement, unless the context
               --------------
otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

          5.9  Severability.  If any term or other provision of this
               ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          5.10 Termination.  If Parent has not purchased the Option Shares
               -----------
pursuant to the Option or not then given notice of its desire to exercise the Option pursuant to Section 1.1(c), this Agreement will terminate automatically immediately upon the termination of the Merger Agreement as provided therein. Notwithstanding the foregoing, if the Company receives an Alternative Proposal while the Merger Agreement is in effect, this Agreement will not terminate for at least 30 days from the date of receipt of such Alternative Proposal.

          5.11 Specific Performance and Attorney Fees.  The parties hereto
               --------------------------------------
agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. The prevailing party in any such action shall be entitled to recover its reasonable attorney fees and costs of such action.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   MICRO WAREHOUSE, INC.



                                   By:/s/ Peter Godfrey
                                      ----------------------------------------
                                       Peter Godfrey
                                       President

                                   KENNETH AND ROBERTA ELDRED
                                   REVOCABLE TRUST U/T/A


                                   By:/s/ Kenneth A. Eldred
                                      ----------------------------------------
                                       Kenneth A. Eldred
                                       Trustee



                                   By:/s/ Roberta E. Eldred
                                      ----------------------------------------
                                       Roberta E. Eldred
                                       Trustee

                                   ELDRED 1995 CHARITABLE
                                   REMAINDER UNIT TRUST U/T/A



                                   By:/s/ Kenneth A. Eldred
                                      ----------------------------------------
                                       Kenneth A. Eldred
                                       Trustee



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